Exhibit 99.2

LM Funding Announces Closing of Upsized $6.0 Million Underwritten Public Offering

TAMPA, FL, November 1, 2018 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company offering unique funding solutions to community associations, today announced the closing of its previously announced underwritten public offering of 2,500,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and common warrants to purchase up to 2,500,000 shares of the Company’s common stock. Each share of common stock and pre-funded warrant was sold in a unit together with one common warrant to purchase one share of common stock at a price of $2.40 per unit.  At closing, LM Funding received gross proceeds from the offering of approximately $6.0 million, before deducting underwriting discounts and commissions and other expenses payable by the Company.

Maxim Group LLC acted as sole book-running manager for the offering.

LM Funding also has granted to the underwriter a 45-day option to purchase up to an additional 375,000 shares of common stock and/or common warrants to purchase up to 375,000 share of common stock, and such option was partially exercised as to 375,000 common warrants at the closing. LM Funding intends to use the net proceeds from this offering for general corporate purposes, including working capital.

The offering was conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-227203) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC"). A prospectus relating to the offering is available on the SEC's website at http://www.sec.gov. Electronic copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com